EXHIBIT 1

AMENDED RIGHTS AGREEMENT

	This Amendment No. 1 to Rights Agreement is entered into effective this 25th day of July, 1998 by and between Sheldahl, Inc., a Minnesota corporation (the Company) and Norwest Bank Minnesota, N.A., (the Rights Agent).

	WHEREAS, the Company and the Rights Agent entered into that certain Rights Agreement dated as of June 16, 1996 (the Agreement) and now desire to amend Section 1(a) of the Rights Agreement.

	NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, Section 1(a) of the Rights Agreement is hereby amended in its entirety as follows:

	(a) Acquiring Person shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, without the prior approval of a majority of the Board of Directors, shall be the Beneficial Owner (as such term is hereinafter defined) of voting securities having fifteen percent (15%) or more of the then voting power of the Company, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan; provided, however, that if a Person is the Beneficial Owner at the close of business on the date of this Agreement of fifteen percent (15%) or more of the voting power of the Company, such Person shall not be deemed an Acquiring Person unless and until such Person acquires any additional Common Stock in any manner other than pursuant to a stock dividend, stock split, recapitalization or similar transaction that does not affect the percentage of outstanding Common Stock beneficially owned by such Person. Notwithstanding the foregoing or the last sentence of this Section 1(a), no Person shall become an Acquiring Person as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to fifteen percent (15%) or more of the then voting power of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of fifteen percent (15%) or more of the then voting power of the Company then outstanding by reason of shares purchased by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Stock of the Company, then such Person shall be deemed to be an Acquiring Person. Notwithstanding the foregoing, if a majority of the Continuing Directors then in office determines in good faith that a Person who would otherwise be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an Acquiring Person for any purposes of this Agreement. Notwithstanding the foregoing, Molex Incorporated and its Affiliates and Associates shall not be deemed an Acquiring Person until such time as any one of them becomes the Beneficial Owner of twenty-two percent (22%) or more of the voting power of the Company and references to fifteen percent (15%) in this Agreement shall be deemed to refer to twenty-two percent (22%) when applied to Molex Incorporated and its Affiliates and Associates; provided that Common Stock received by Molex Incorporated as dividends paid or accrued on the Company's Series D Convertible Preferred Stock (the Series D Preferred) shall be excluded from such Beneficial Ownership calculation for Molex Incorporated and its Affiliates and Associates so long as such Beneficial Ownership includes only shares of the Company's Common Stock owned as of the date hereof, shares of Series D Preferred, shares of Series D Preferred converted into Common Stock, Common Stock received as dividends paid or accrued on the Series D Preferred and Common Stock issued directly to Molex Incorporated after the date hereof by the Company.

	IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and attested as of the day and year first above written.


					SHELDAHL, INC.
Attest:

By_______________________	By___________________________________________
Its___________________		  Its______________________________________


					NORWEST BANK MINNESOTA, N.A.
Attest:

By_______________________	By___________________________________________
Its____________________	  Its______________________________________
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